Exhibit 99.1

MarkWest Energy Partners, L.P.	Contact:	Frank Semple, Chairman, President & CEO
1515 Arapahoe Street		Nancy Buese, Executive VP & CFO
Tower 1, Suite 1600		Josh Hallenbeck, VP of Finance & Treasurer
Denver, CO 80202	Phone:	(866) 858-0482
	E-mail:	investorrelations@markwest.com

MarkWest Energy Partners Increases Quarterly Cash Distribution and 2014 Distributable Cash Flow Forecast

DENVER—October 22, 2014—MarkWest Energy Partners, L.P. (NYSE: MWE) (“MarkWest” or “the Partnership”) today announced that the Board of Directors of the General Partner of MarkWest Energy Partners, L.P., declared a cash distribution of $0.89 per common unit for the third quarter of 2014, for an implied annual rate of $3.56 per common unit. The third quarter 2014 distribution represents an increase of $0.04 per common unit, or 4.7 percent, compared to the third quarter 2013 distribution and an increase of $0.01 per common unit, or 1.1 percent, compared to the second quarter 2014 distribution.

The third quarter 2014 distribution is payable November 14, 2014, to unitholders of record on November 5, 2014.  The ex-dividend date is November 3, 2014.

Increases 2014 Guidance

As a result of strong year-to-date operational and financial performance, the Partnership is increasing its 2014 DCF guidance to a range of $680 to $700 million and 2014 Adjusted EBITDA to a range of $860 to $880 million. Achieving the mid-point of these revised ranges would result in year-over-year DCF growth of 43 percent and year-over-year Adjusted EBITDA growth of 44 percent.

Operational Update

The Partnership continues to develop its leading midstream presence in the Northeast with the addition of critical gathering, processing, fractionation, and NGL transportation infrastructure to support over 20 producer customers in the Marcellus and Utica Shales.

Due to accelerating gas volumes from producer customers, utilization of the Partnership’s processing and fractionation assets in the Northeast continues to increase. In the Marcellus Shale, total average utilization of all processing facilities increased from 79 percent to approximately 84 percent over the second to third quarters 2014. In the Utica Shale, total average utilization of processing facilities increased from 56 percent to approximately 63 percent over the same period. The Partnership’s propane and heavier NGL fractionation capacity has also experienced a significant gain in average utilization, increasing from 75 percent to approximately 90 percent over the second to third quarters 2014.

At the Sherwood complex is Doddridge County, West Virginia the Partnership completed an expansion in August with the startup of Sherwood IV, a new 200 million cubic feet per day (MMcf/d)

processing plant. The Sherwood complex currently consists of four plants totaling 800 MMcf/d of processing capacity and supports growing rich-gas production from Antero Resources Corporation (NYSE: AR) (Antero) and other producers. Antero’s significant Marcellus development program throughout northern West Virginia continues to anchor the rapid growth of volumes at the Sherwood complex. Prior to the end of 2014, the Partnership is expected to complete Sherwood V and next year is scheduled to commence operations of plants VI and VII. Upon completion of these facilities, the Sherwood complex will have 1.4 billion cubic feet of total processing capacity. In addition to gas processing infrastructure, the Partnership is also developing 40,000 barrels per day (Bbl/d) of ethane fractionation capacity at the Sherwood complex by the third quarter of 2015.

At the Cadiz complex in Harrison County, Ohio, MarkWest Utica EMG, a joint venture between the Partnership and The Energy & Minerals Group, is in startup mode for Cadiz II, a 200 MMcf/d processing plant that supports Gulfport Energy Corporation (NASDAQ: GPOR) (Gulfport Energy) and other producers. The new facility increases total processing capacity at the Cadiz complex in Harrison County, Ohio to 325 MMcf/d. MarkWest Utica EMG is currently constructing Cadiz III, a 200 MMcf/d plant that is scheduled to become operational in the first quarter of 2015.

The Partnership now has 19 major infrastructure projects under development in the Northeast, with three projects scheduled to be completed by the end of 2014.

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MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, processing and transportation of natural gas; the gathering, transportation, fractionation, storage and marketing of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has a leading presence in many unconventional gas plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

This press release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of MarkWest’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business.  Accordingly, MarkWest’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2013. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

About The Energy & Minerals Group:

EMG is the management company for a series of specialized private equity funds. The Firm was founded by John Raymond (majority owner and CEO) and John Calvert in 2006. EMG focuses on investing across various facets of the global natural resource industry including the upstream and midstream segments of the energy complex. EMG has approximately $17.5 billion of regulatory assets under management (RAUM) and approximately $7.9 billion in commitments have been allocated across the energy sector since inception. For additional information, please visit www.emgtx.com.

Source: MarkWest Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Frank Semple, Chairman, President & CEO

Nancy Buese, Executive VP & CFO

Josh Hallenbeck, VP of Finance & Treasurer

866-858-0482